Exhibit 99.1
Opiant Pharmaceuticals Announces Third Quarter 2022 Financial Results

SANTA MONICA, Calif., Nov 14, 2022 -- Opiant Pharmaceuticals, Inc. (“Opiant”) (NASDAQ: OPNT), a specialty pharmaceutical company developing medicines to treat addictions and drug overdose, today reported financial results for the three months and nine months ended September 30, 2022. Recent highlights include:

Finance Update

•Opiant and Emergent Biosolutions Inc. (EBS) settle legal dispute over royalties paid on NARCAN® Nasal Spray. The settlement includes a one-time payment, termination of the license agreement, and an exclusive license relating to NARCAN® Nasal Spray to EBS

•No royalty revenue recorded as license agreement with EBS has been terminated

•Approximately $35.4 million in cash and cash equivalents, as of September 30, 2022

Pipeline Update

•Completion of rolling New Drug Application (NDA) submission for OPNT003, nasal nalmefene, for opioid overdose on track in Q4 2022

•Completed enrollment in the Phase 2 study for OPNT002, nasal naltrexone, for Alcohol Use Disorder (AUD), and on track to report topline results in mid-2023

Commenting, Roger Crystal, M.D., President and Chief Executive Officer of Opiant, said:

“We are pleased with our progress during the third quarter towards completion of our NDA submission for OPNT003 and preparations to support a potential launch next year. Our agreement with Emergent Biosolutions to buy out the royalty for NARCAN® Nasal Spray underscores our steadfast commitment to the promise of OPNT003 and provides additional and non-dilutive financial flexibility as we advance towards commercialization. We also achieved the completion of enrollment in our Phase 2 clinical trial for alcohol use disorder.”

Settlement with Emergent Biosolutions, Inc. regarding ongoing legal dispute of the royalty on NARCAN® Nasal Spray: Opiant entered into a settlement with Emergent Biosolutions Inc. (EBS) resolving a legal dispute with EBS over its royalty obligations to Opiant for NARCAN® Nasal Spray. Under the settlement, EBS will make a one-time cash payment of $25 million to Opiant, which also includes the 10% owned by SWK Holding, Inc., to terminate its license agreement with Opiant and in exchange for the worldwide and exclusive license for NARCAN® Nasal Spray, and licensed patents and know-how.

Financial Results for the Three Months Ended September 30, 2022

For the three months ended September 30, 2022, Opiant recorded $0.2 million of revenue, compared to $16.3 million for the three months ended September 30, 2021. The revenue this quarter was from our contract with the Biomedical Advanced Research and Development Authority (BARDA)1. Opiant recorded no royalty revenue from its license agreement with EBS, since it has been terminated. For the comparable three months ended September 30, 2021, Opiant recorded $14 million of revenue from its license agreement with EBS and $2.3 million from grant and contract revenue.

For the three months ended September 30, 2022, general and administrative (G&A) expenses decreased by $0.3 million to $3.1 million from $3.4 million for the three months ended September 30, 2021. Our fees associated with net sales of NARCAN® by EBS decreased by approximately $0.5 million, partially offset by increased personnel and related expense

Exhibit 99.1
including stock-based compensation of $0.1 million and increased legal fees of $0.1 million for the three months ended September 30, 2022, compared to the three months ended September 30, 2021.
Research and development (R&D) expenses decreased by $0.8 million to $4.1 million, from $4.9 million for the three months ended September 30, 2021. External development expense decreased by $1.1 million primarily due to decreased activity on our lead product candidate, OPNT003, nasal nalmefene, for opioid overdose reversal, which was partially offset by an increase in personnel and related expense including stock-based compensation of $0.3 million.

Sales and marketing (S&M) expenses for the three months ended September 30, 2022, increased by $1.5 million to $2.6 million from $1.1 million for the three months ended September 30, 2021. Personnel and related expense including stock-based compensation increased by $0.4 million and external third-party expenses related to pre-commercial activities increased by $1.1 million.

Opiant did not report royalty expenses for the three months ended September 30, 2022. Opiant recognized $3.1 million for the three months ended September 30, 2021. The decrease of $3.1 million is attributable to there being no royalty revenue recorded from net sales of NARCAN® Nasal Spray by EBS during the quarter ended September 30, 2022.

During the three months ended September 30, 2022, interest expense was $0.4 million compared to $0.5 million during the three months ended September 30, 2021. Interest expense is all related to Opiant’s convertible debt.

Net loss for the three months ended September 30, 2022, was approximately $10 million, or a loss of $1.93 per basic share and diluted share, compared to net income of approximately $3.4 million, or $0.77 per basic and $0.56 per diluted share, for the comparable period of 2021.

Financial Results for the Nine Months Ended September 30, 2022

For the nine months ended September 30, 2022, Opiant recorded approximately $8.5 million of revenue, compared to $34 million during the corresponding period of 2021. For the nine months ended September 30, 2022, Opiant recognized $4.5 million of revenue from its license agreement with EBS and $4 million from grant and contract revenue. This compares to $27.7 million and $6.3 million, respectively, for the same period in 2021.

For the nine months ended September 30, 2022, G&A expenses increased by $2.6 million to approximately $11.4 million during the nine months ended September 30, 2022, compared to $8.8 million for the nine months ended September 30, 2021. Personnel and related expense including stock-based compensation increased by $2.5 million, and legal and other fees increased by $0.1 million.

R&D expenses during the nine months ended September 30, 2022, increased by $8.8 million to $20.9 million, compared to $12.1 million for the nine months ended September 30, 2021. External development expense increased by $6.7 million primarily due to increased activity on OPNT003, nasal nalmefene, and personnel and related expense, including stock-based compensation increased by $2.1 million.

S&M expenses for the nine months ended September 30, 2022, increased by $5.0 million to $8.1 million from $3.1 million for the nine months ended September 30, 2021. Personnel and related expense including stock-based compensation increased by $2.4 million, and external third-party expenses related to pre-commercial activities increased by $2.6 million.

Royalty expenses were $0.9 million and $6.1 million during the nine months ended September 30, 2022, and 2021, respectively. The decrease of $5.2 million is attributable to the decrease in net royalty revenue recorded from sales of NARCAN® Nasal Spray by EBS.

Exhibit 99.1

During the nine months ended September 30, 2022, interest income was $227.8 thousand compared to interest income of $10.3 thousand for the nine months ended September 30, 2021, which primarily resulted from an increased rate of return on Opiant’s invested cash balances.

During the nine months ended September 30, 2022, interest expense was approximately $1.2 million compared to $1.6 million during the nine months ended September 30, 2021. Interest expense is all related to Opiant’s convertible debt.

Net loss for the nine months ended September 30, 2022, was approximately $33.8 million, or a loss of $6.66 per basic and diluted share, compared to net profit of approximately $2.3 million, or a gain of $0.52 per basic and $0.41 per diluted share, for the comparable period of 2021.

As of September 30, 2022, Opiant had $35.4 million in cash and cash equivalents.

About Opiant Pharmaceuticals, Inc.
Opiant Pharmaceuticals, Inc., is building a leading franchise of new medicines to combat addictions and drug overdose. For more information visit: www.opiant.com.

Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, and among other things, submit a New Drug Application in the second half of 2022. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. Additional factors that could materially affect actual results can be found in our Form 10-K for the year ended December 31, 2021, and our Form 10-Q for the quarter ended June 30, 2022, filed with the Securities and Exchange Commission on March 4, 2022, and August 11, 2022, respectively, including under the caption titled "Risk Factors."  These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.
Investor Relations Contacts:

Ben Atkins
VP of Corporate Communications and Investor Relations
Batkins@opiant.com
(310) 598-5410

1.BARDA is part of the Administration for Strategic Preparedness and Response within the U.S. Department of Health and Human Services. This project has been funded in whole or in part with federal funds from the Department of Health and Human Services; Administration for Strategic Preparedness and Response; Biomedical Advanced Research and Development Authority, under contract number HHSO100201800029C.

Exhibit 99.1

Opiant Pharmaceuticals Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except shares and per share amounts)

	Three months ended September 30 2022 (Unaudited)	Three months ended September 30 2021 (Unaudited)	Nine months ended September 30 2022 (Unaudited)	Nine months ended September 30 2021 (Unaudited)
Revenues				
Royalty revenue	$ -	$ 14,041	$ 4,519	$ 27,689
Grant and contract revenue	174	2,298	4,019	6,297
Total Revenue	174	16,339	8,538	33,986
Operating expenses				
General and administrative	3,073	3,379	11,416	8,759
Research and development	4,134	4,881	20,873	12,119
Sales & marketing	2,597	1,060	8,089	3,080
Royalty expense	-	3,059	943	6,145
Total expenses	9,804	12,379	41,321	30,103
Income (loss) from operations	(9,630)	3,960	(32,783)	3,883
Other income (expense)				
Interest income	160	4	228	10
Interest expense	(391)	(547)	(1,213)	(1,626)
Loss on sale of assets	(49)	-	(49)	-
Gain (loss) on foreign exchange	2	-	18	(10)
Total other income (expense)	(278)	(543)	(1,016)	(1,626)
Income (loss) before income taxes	(9,908)	3,417	(33,799)	2,257
Income tax (expense)	(9)	-	(41)	-
Net income (loss)	$ (9,917)	$ 3,417	$ (33,840)	$ 2,257
Other comprehensive income (loss):				
Foreign currency translation adjustment	(5)	(8)	(193)	-
Comprehensive income (loss)	$ (9,922)	$ 3,409	$ (34,033)	$ 2,257
Net income (loss) per common share				
Basic	$ (1.93)	$ 0.77	$ (6.66)	$ 0.52
Diluted	$ (1.93)	$ 0.56	$ (6.66)	$ 0.41
Weighted-average common shares outstanding:				
Basic	5,138,274	4,462,236	5,083,222	4,359,759
Diluted	5,138,274	6,065,044	5,083,222	5,565,065

Exhibit 99.1